Exhibit 99

Direct media inquiries on the lawsuit to:	D.J. Poyfair
Shughart, Thomson & Kilroy
1050 17th Street, Suite 2300
Denver, CO 80265
(720) 931-1199
(303) 910-1999 (mobile)

All other media inquiries contact:	Joe Poulos
Edelman
(312) 240-2719

Investors Contact:	Riley Timmer
Investor Relations
(801) 954-7100
investor.relations@us.usana.com

USANA FILES LAWSUIT FOR DEFAMATION AGAINST FRAUD
DISCOVERY INSTITUTE AND BARRY MINKOW IN U.S.
DISTRICT COURT

— USANA Responds to Allegations Made by Mr. Minkow and Fraud Discovery Institute in the Mass Media —

SALT LAKE CITY, March 15, 2007 – USANA Health Sciences Inc. (NASDAQ: USNA) (“USANA”) (“the company”) announced today that it has filed a lawsuit against the Fraud Discovery Institute and Barry Minkow in U.S. District Court in Salt Lake City, Utah for defamation.  The company issued the following statement regarding public claims made today by Mr. Minkow, a convicted felon:

“USANA believes Mr. Minkow’s statements are part of a coordinated public relations program financed by a paying client and from which Mr. Minkow will profit personally.  According to reporting in the March 15, 2007 edition of The Wall Street Journal, Mr. Minkow “…has bought ‘put’ options on USANA’s shares in a bet the price will fall.”  Mr. Minkow admits that he has been paid to conduct his “investigation” against USANA.  Further, he has engaged a public relations firm to propagate his false and misleading statements about USANA to the media.

“USANA believes this is a campaign to manipulate USANA’s stock price that is being orchestrated by an individual who served 7 years in prison for stock fraud.  In 1988 [as corrected per press release dated March 19th, 2007], Mr. Minkow was convicted on 57 counts of fraud and conspiracy related to his carpet cleaning business, ZZZZ Best.  He was also ordered to pay his customers $26 million in restitution.

“Mr. Minkow’s assertions about USANA’s sales model are false and misleading.  USANA markets and sells premium nutritional supplements to thousands of customers, and its business model is regulated by the Federal Trade Commission.  Nearly 80,000 individuals have signed up to be preferred customers of USANA’s premium nutritional products and do not participate as business associates. USANA business associates are under no obligation to purchase any amount of products beyond a $20 starter kit, and the company fully discloses the commissions paid to its associates on an annual basis.

“The claim by Mr. Minkow that USANA will ‘run out of distributors’ is false, misleading, and without any basis.  The fact is that many professionally-managed multi-level marketing and direct selling companies have operated for decades.  USANA’s business model is dependent on consumption of its nutritional products, not the recruitment of associates.  USANA’s track record speaks for itself:  The company has posted record sales growth in the previous 18 operating quarters.

“USANA markets and sells a premium product that in some cases is priced higher than generics and name brand competitors.  USANA’s premium prices reflect the quality of its products, which occupy the higher end of the market the company serves.  USANA manufacturers its products according to strict, pharmaceutical grade, GMP’s (Good Manufacturing Practices)  and maintains extensive documentation to support the veracity of its ingredient labels. USANA guarantees the potency of its products.

“Mr. Minkow has assembled a random collection of statements in an effort to create a false impression of USANA and its founder and chairman, Dr. Myron Wentz.

•                  Mr. Wentz’s citizenship is perfectly legal and has no bearing on the operation of USANA.

•                  Many companies that operate in the United States have off-shore ownership.  USANA is a publicly-traded company on the Nasdaq stock exchange, and meets the regulatory requirements of that exchange as well the Securities and Exchange Commission.

USANA is confident that informed stakeholders will recognize the true purpose of Mr. Minkow’s campaign and will conclude that his claims lack any fundamental value.”

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

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